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                                      EXHIBIT 11
                              WOODHEAD INDUSTRIES, INC.
            COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              (Amounts in thousands, except per share data - unaudited)



                                                            Three Months Ended
                                                                 12/28/96
                                                           --------------------
                                                                         Fully
                                                          Primary      Diluted
                                                          -------      -------
Net Income                                                $ 2,604      $ 2,604
                                                          -------      -------
                                                          -------      -------

Weighted average
  common shares                                            10,429       10,429
Incremental shares issuable
  for stock options outstanding
  (Treasury stock method)                                     497          515
                                                          -------      -------


Common and Common
  Equivalent Shares                                        10,926       10,944
                                                          -------      -------
                                                          -------      -------


Earnings per common and common
  equivalent shares                                       $  0.24      $  0.24
                                                          -------      -------
                                                          -------      -------




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